Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2011 First Quarter Results
MINNEAPOLIS — Apr. 20, 2011 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $7.2 million, or $0.38 per diluted common share, for the quarter ended Mar. 31, 2011. For the first quarter of 2010, Piper Jaffray recorded net income of $0.5 million, or $0.03 per diluted common share, which included a $5.2 million, or $0.26 per diluted common share, write-off of a deferred tax asset. For the fourth quarter of 2010, net income was $9.4 million, or $0.49 per diluted common share, which was reduced by $0.48 per diluted common share due to a $9.1 million after-tax restructuring charge. First quarter 2011 net revenues were $124.8 million, compared to $109.6 million in the year-ago period, and $176.4 million for the fourth quarter of 2010.
“ Our capital markets and asset management businesses generally performed well during the quarter. Our results reflect lower equity financing activity from China-based issuers, and were negatively impacted by historically low municipal underwriting levels industry-wide. The municipal market remains very challenging, and we believe it will remain so further into 2011,” said Andrew S. Duff, chairman and chief executive officer. “ We are making significant progress against our strategic growth initiatives, and we are optimistic about the outlook for our firm.”
First Quarter
Consolidated Expenses
For the first quarter of 2011, compensation and benefits expenses were $75.5 million, up from $65.1 million in the first quarter of 2010, mainly due to improved performance.

Compensation and benefits expenses were down from $106.4 million in the very strong fourth quarter of 2010. For the first quarter, compensation and benefits expenses as a percentage of net revenues were 60.5 percent, compared to 59.4 percent for the first quarter of 2010 and 60.3 for the fourth quarter of 2010.
Non-compensation expenses were $37.9 million, an increase of 7 percent compared to the first quarter of 2010, mainly due to a full quarter of intangible amortization expense related to Advisory Research, which was acquired on Mar. 1, 2010, higher expense write-offs for deals that were not completed due to the volatility in the capital markets, and higher charitable contributions expense. Non-compensation expenses decreased 19 percent compared to the fourth quarter of 2010, primarily due to the $9.5 million (pre-tax) restructuring charge recorded in the fourth quarter.
First Quarter
Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.
Capital Markets
Capital Markets generated pre-tax operating income of $7.1 million, down 5 percent compared to the year-ago period and down from $16.0 million in the strong fourth quarter of 2010, which was reduced by $9.4 million (pre-tax) of restructuring charges. Net revenues of $106.6 million rose 6 percent compared to the first quarter of 2010 and declined 29 percent compared to the fourth quarter of 2010.
•	Equity financing revenues of $24.7 million rose 45 percent compared to the first quarter of 2010, resulting from significantly higher equity financing activity from U.S.-based issuers offset in part by lower activity from China-based issuers and the exit of origination of European securities. Revenues were down 41 percent compared to the very robust fourth quarter of 2010, mainly driven by significantly lower activity from China-based issuers.

•	Fixed income financing revenues were $9.7 million, down 36 percent and 52 percent compared to the first quarter of 2010 and the fourth quarter of 2010, respectively. The decline was driven by the significant industry-wide decline in municipal underwriting. ·

•	Advisory services revenues of $13.4 million rose 12 percent compared to the year-ago period, primarily due to increased European M&A activity. Revenues decreased 61 percent compared to the robust fourth quarter of 2010.

•	Equity institutional brokerage revenues were $25.7 million, down 4 percent compared to the year-ago period, mainly driven by the exit of distribution of European securities. Revenues were down 6 percent compared to the fourth quarter of 2010, mainly driven by lower revenues from Asia distribution.

•	Fixed income institutional brokerage revenues were $29.2 million, up 7 percent and 29 percent compared to the first quarter of 2010 and the fourth quarter of 2010, respectively. The increases were primarily driven by strong results from municipal strategic trading.

•	Operating expenses for the quarter were $99.5 million, up 7 percent compared to the first quarter of 2010 and down 26 percent compared to the fourth quarter of 2010, which was mainly due to lower compensation expenses and the restructuring charges recorded in the fourth quarter. Segment pre-tax operating margin was 6.6 percent compared to 7.4 percent in the year-ago quarter and 10.6 percent in the fourth quarter of 2010, which was reduced by 6.2 percentage points due to the restructuring charges.
The following is a recap of completed deal information for the first quarter of 2011:
•	19 equity financings raising a total of $2.5 billion in capital.

•	88 tax-exempt issues with a total par value of $1.0 billion.

•	8 merger and acquisition transactions with an aggregate enterprise value of $1.0 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management
For the quarter ended Mar. 31, 2011, asset management generated pre-tax operating income of $4.3 million, compared to $1.7 million in the first quarter of 2010, and $7.1 million in the fourth quarter of 2010. Net revenues of $18.2 million were double the $9.2 million generated in the year-ago period, primarily attributable to the acquisition of Advisory Research on Mar. 1, 2010. Revenues decreased 28 percent compared to the fourth quarter of 2010, mainly due to $7.6 million of performance fees, the majority of which are recorded at year end if earned.
•	Operating expenses for the quarter were $13.9 million, including $2.1 million of intangible amortization expense, compared to $7.4 million in the first quarter of 2010. The increase was mainly attributable to the addition of Advisory Research. Operating expenses decreased 24 percent compared to the fourth quarter of 2010, mainly due to lower compensation expenses. Segment pre-tax operating margin was 23.5 percent compared to 19.1 percent in the year-ago period and 28.1 percent in the fourth quarter of 2010. Compared to the year-ago period, the improvement was mainly driven by an additional two months of results from Advisory Research.

•	Assets under management (AUM) were $12.8 billion, the same as a year ago and up from $12.3 billion in the fourth quarter of 2010, which was mainly attributable to market appreciation of client assets. In the first quarter of 2011, Advisory Research key strategies and the FAMCO MLP product outperformed their respective benchmarks. Also, FAMCO won client mandates which totaled $774 million, primarily related to the $509 million Nuveen Energy MLP Total Return Fund, on which FAMCO will act as subadvisor. For all of asset management, net cash outflows were $203 million, as institutional clients changed investment strategies and reallocated assets.

Additional Shareholder Information

	As of Mar. 31, 2011	As of Dec. 31, 2010	As of Mar. 31, 2010
Number of employees:	1,046	1,031	1,092
Asset Management AUM:	$12.8 billion	$12.3 billion	$12.8 billion
Shareholders’ equity:	$833.6 million	$813.3 million	$838.4 million
Annualized Qtrly. Return on Avg. Adjusted Shareholders’ Equity[1]	4.0%	5.4%	0.3%
Book value per share:	$52.73	$55.50	$52.25
Tangible book value per share[2]:	$28.68	$29.42	$28.38

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Shareholders’ equity	$823,141	$809,154	$800,059
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted shareholders’ equity	$717,619	$703,632	$694,537

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Mar. 3l, 2011	Dec. 31, 2010	Mar. 3l, 2010
Shareholders’ equity	$833,578	$813,312	$838,423
Deduct: goodwill and identifiable intangible assets	380,161	382,174	383,084

Tangible shareholders’ equity	$453,417	$431,138	$455,339

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wed., Apr. 20,

at 9 a.m. ET (8 a.m. CT). To view a copy of the earnings release on or after Apr. 20, please visit www.piperjaffray.com. The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800)919-0625 and referencing reservation #21518365. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Apr. 20 at the same Web address or by calling (800) 633-8284 and referencing reservation #21518365.
About Piper Jaffray
Piper Jaffray is a leading middle market investment bank and asset management firm serving clients in the U.S. and internationally. A proven advisory team combines deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the municipal market), anticipated financial results (including expectations regarding operating margins, earnings per share, return on equity, and productivity and revenue and expense levels), the environment and prospects for capital markets transactions, current deal pipelines, our five-year strategic priorities (including significant revenue growth for our corporate advisory and public finance businesses, investments in our Asia-based business, growth in our asset management business and the revenue yield thereof, and expansion of middle market, fixed income sales), the earnings per share benefits from our European restructuring, the revenue expected from the new MLP product and assets under management, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate (including the municipal market), and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (6) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (7) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2011 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q ’11	1Q ’11
(Amounts in thousands, except per share data)	2011	2010	2010	vs. 4Q ’10	vs. 1Q ’10
Revenues:
Investment banking	$47,041	$94,650	$43,748	(50.3)%	7.5%
Institutional brokerage	48,231	46,343	49,095	4.1	(1.8)
Asset management	17,929	24,988	9,154	(28.2)	95.9
Interest	14,229	12,592	13,449	13.0	5.8
Other income	5,511	5,989	2,927	(8.0)	88.3

Total revenues	132,941	184,562	118,373	(28.0)	12.3

Interest expense	8,161	8,190	8,787	(0.4)	(7.1)

Net revenues	124,780	176,372	109,586	(29.3)	13.9

Non-interest expenses:
Compensation and benefits	75,545	106,371	65,096	(29.0)	16.1
Occupancy and equipment	8,448	9,019	7,669	(6.3)	10.2
Communications	6,611	5,983	6,489	10.5	1.9
Floor brokerage and clearance	2,466	2,823	2,617	(12.6)	(5.8)
Marketing and business development	6,210	6,435	5,322	(3.5)	16.7
Outside services	8,106	8,436	8,004	(3.9)	1.3
Restructuring-related expenses	—	9,530	—	(100.0)	—
Intangible asset amortization expense	2,069	2,183	976	(5.2)	112.0
Other operating expenses	3,977	2,445	4,258	62.7	(6.6)

Total non-interest expenses	113,432	153,225	100,431	(26.0)	12.9

Income before income tax expense	11,348	23,147	9,155	(51.0)	24.0

Income tax expense	4,115	13,727	8,645	(70.0)	(52.4)

Net income	7,233	9,420	510	(23.2)	1,318.2

Net income allocated to restricted participating shares	(1,522)	(2,222)	(101)	(31.5)	1,406.9

Net income applicable to common shareholders	$5,711	$7,198	$409	(20.7)%	1,296.3%

Earnings per common share
Basic	$0.38	$0.49	$0.03	(23.5)%	1,357.1%
Diluted	$0.38	$0.49	$0.03	(23.7)%	1,360.5%

Weighted average number of common shares outstanding
Basic	15,177	14,635	15,837	3.7%	(4.2)%
Diluted	15,224	14,639	15,924	4.0%	(4.4)%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q ’11	1Q ’11
(Dollars in thousands)	2011	2010	2010	vs. 4Q ’10	vs. 1Q ’10
Capital Markets
Investment banking
Financing
Equities	$24,682	$42,108	$16,988	(41.4)%	45.3%
Debt	9,666	19,936	15,181	(51.5)	(36.3)
Advisory services	13,424	34,629	11,975	(61.2)	12.1

Total investment banking	47,772	96,673	44,144	(50.6)	8.2

Institutional sales and trading
Equities	25,739	27,486	26,927	(6.4)	(4.4)
Fixed income	29,189	22,565	27,376	29.4	6.6

Total institutional sales and trading	54,928	50,051	54,303	9.7	1.2

Other income	3,880	4,311	1,985	(10.0)	95.5

Net revenues	106,580	151,035	100,432	(29.4)	6.1

Operating expenses	99,506	134,999	93,026	(26.3)	7.0

Segment pre-tax operating income	$7,074	$16,036	$7,406	(55.9)%	(4.5)%

Segment pre-tax operating margin	6.6%	10.6%	7.4%

Asset Management
Management and performance fees
Management fees	$17,812	$17,418	$8,815	2.3%	102.1%
Performance fees	117	7,570	339	(98.5)	(65.5)

Total management and performance fees	17,929	24,988	9,154	(28.2)	95.9

Other income	271	349	—	(22.3)	N/M

Net revenues	18,200	25,337	9,154	(28.2)	98.8

Operating expenses	13,926	18,226	7,405	(23.6)	88.1

Segment pre-tax operating income	$4,274	$7,111	$1,749	(39.9)%	144.4%

Segment pre-tax operating margin	23.5%	28.1%	19.1%

Total
Net revenues	$124,780	$176,372	$109,586	(29.3)%	13.9%

Operating expenses	113,432	153,225	100,431	(26.0)	12.9

Total segment pre-tax operating income	$11,348	$23,147	$9,155	(51.0)%	24.0%

Pre-tax operating margin	9.1%	13.1%	8.4%

N/M — Not meaningful